EXHIBIT 99.1

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Air Methods
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                                              The #1 Airborne Healthcare Company

              AIR METHODS REPORTS 1Q2006 RESULTS AND 2Q2006 UPDATE Quarterly Revenue Increases 30.5%; Fully Diluted EPS Increases to $0.21
              April Community-Based Flight Volume Remained Strong

DENVER, CO., May 9, 2006 -- Air Methods Corporation (NASDAQ: AIRM), the largest air medical transportation company in the world, reported financial results for the first quarter ended March 31, 2006 and provided an update of second quarter 2006 flight volumes. Revenue increased 30.5% to $89.4 million from $68.5 million in the year-ago quarter. Net income for the first quarter of 2006 was $2.6 million or $0.22 per basic share ($0.21 per diluted share), compared with a net loss of $(0.5) million or $(0.04) per basic and diluted share in the first quarter of 2005.

The $3.0 million increase in net income was primarily attributed to increases in patients transported from community bases in operation greater than one year (Same-Base Transports) and from an increase in net revenue after bad debt expense per transport for community-based operations. For the quarter, Same-Base Transports increased by 907 patients or 14.0%. Of this amount, 551 transports were directly attributed to a decrease in missed flights due to weather cancellations as compared with the prior-year quarter.

During the 2006 first quarter, total patients transported within community-based operations were 7,612 as compared with 6,738 in the prior-year quarter. Net revenue, after bad debt expense, per community-based transport increased 16.8% to $5,978 from $5,118, while days' sales outstanding in receivables, net of bad debt reserves, for consolidated operations increased from 99 days as of March 31, 2005 and 105 days as of December 31, 2005, to 111 days as of March 31, 2006. The improvement in net reimbursement per transport is primarily attributed to price increases, while the increase in days' sales outstanding during the current quarter was previously anticipated due to recent centralization of community-based billing operations.

For the first quarter, community-based operations revenue increased 31.9% to $45.5 million compared to $34.5 million, net of bad debt expense, while current period divisional net income increased to $6.8 million from $0.5 million. Hospital-based operations revenue increased 18.9% to $26.6 million compared to $22.4 million, while divisional net income decreased from $0.6 million to a $(0.2) million loss in the current period. The decrease in profitability within the hospital-based operations was primarily attributed to higher labor costs associated with the new collective bargaining agreement with the pilot workforce and higher maintenance costs due to an increase in overhaul events. For consolidated flight operations, pilot wages, overtime pay and benefits increased $1.7 million during the quarter from the implementation of the collective bargaining agreement, effective January 1, 2006. The incremental cost associated with the collective bargaining agreement does not reflect reductions for inflationary adjustments that would have otherwise applied. External revenue and divisional net income from external contracts for the Products Division remained relatively unchanged at $1.6 million and $0.4 million, respectively, as compared with the prior-year quarter.

The Company also provided an update on second quarter 2006 flight volume. Total community-based transports of 2,902 during the month of April compare favorably with an average of 2,537 per month during the first quarter of 2006 and 2,704 during April of 2005. Same-Base Transports during the month of April increased by 123 transports or 4.6% as compared with the prior-year month. Weather cancellations for community bases in operation greater than one year decreased by 15 transports as compared with the prior-year month.

Aaron Todd, CEO, stated, "Our first quarter results reflect a continuation of growth in both revenue and earnings driven by improved flight volume, increased reimbursement and new base expansion. We are pleased with our financial performance, especially when considering the first-year implementation costs associated with the new pilot collective bargaining agreement have been included in these results. We are encouraged by the continued growth in Same-Base Transports in April and will continue our focus on reducing our days' sales outstanding within our net receivables now that the centralization of our billing function is nearing completion."

Mr. Todd added, "We continue to enjoy numerous opportunities to expand our flight operations within both the community-based and hospital-based operations. Since we have multiple new aircraft already on order, we believe we are better able to take advantage of many of these opportunities despite the current limitation in aircraft availability from manufacturers through 2007."

The Company will discuss these results in a conference call scheduled today at 4:15 p.m. Eastern. Interested parties can access the call by dialing (888) 396-5640 (domestic) or (706) 643-0580 (international) or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (800)
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642-1687 (domestic) or (706) 645-9291 (international), access number 886044, for
3 days following the call; and the web cast can be accessed at www.airmethods.com for 30 days.
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Air  Methods  Corporation  (www.airmethods.com)  is  a  leader  in  emergency
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aeromedical  transportation  and  medical  services.  The  Air  Medical Services
Division is the largest provider of air medical transport services for hospitals. The LifeNet Division is the largest community-based provider of air medical services. The Products Division specializes in the design and manufacture of aeromedical and aerospace technology. The Company's fleet of owned, leased or maintained aircraft features approximately 200 helicopters and fixed wing aircraft.


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                                      AIRM
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                                     NASDAQ
                                     LISTED

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FORWARD  LOOKING  STATEMENTS: This news release includes certain forward-looking statements, which are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to the size, structure and growth of the Company's air medical services and products markets; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the acquisition of profitable Products Division contracts and other flight service operations; the successful expansion of the community-based operations; and other matters set forth in the Company's public filings.
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CONTACTS:  Aaron  D. Todd, Chief Executive Officer, (303) 792-7413 or Joe Dorame
at  Lytham  Partners, LLC at (602) 889-9700.  Please contact Christine Clarke at
(303)  792-7579  to  be  included  on  the  Company's  fax  and/or mailing list.


                        - FINANCIAL STATEMENTS ATTACHED -

                    AIR METHODS CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                             (Amounts in thousands)


                                              March 31, 2006   December 31, 2005
                                              ---------------  -----------------

ASSETS
------

Current assets:
Cash and cash equivalents                     $         3,051              3,218
Trade receivables, net                                 89,551             83,567
Other current assets                                   25,842             25,726
                                              ---------------  -----------------

Total current assets                                  118,444            112,511

Net equipment and leasehold improvements               94,520             93,530
Other assets, net                                      15,479             15,491
                                              ---------------  -----------------

Total assets                                  $       228,443            221,532
                                              ===============  =================


LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities:
Notes payable and other indebtedness          $        16,183             16,502
Accounts payable, accrued expenses and other           31,526             29,170
                                              ---------------  -----------------

Total current liabilities                              47,709             45,672

Long-term indebtedness                                 59,355             58,392
Other non-current liabilities                          30,676             31,257
                                              ---------------  -----------------

Total liabilities                                     137,740            135,321

Total stockholders' equity                             90,703             86,211
                                              ---------------  -----------------

Total liabilities and stockholders' equity    $       228,443            221,532
                                              ===============  =================

                    AIR METHODS CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
           (Amounts in thousands, except share and per share amounts)

                                                            Quarter Ended
                                                               March 31,
                                                       -------------------------
                                                           2006         2005
                                                       ------------  -----------
Revenue:
Flight operations                                      $    87,831       66,958
Product operations                                           1,605        1,550
                                                       ------------  -----------
Total revenue                                               89,436       68,508
                                                       ------------  -----------

Expenses:
Operating expenses                                          70,960       56,063
General and administrative                                   9,827        8,763
Depreciation and amortization                                3,171        2,897
                                                       ------------  -----------
                                                            83,958       67,723
                                                       ------------  -----------

Operating income                                             5,478          785

Interest expense                                            (1,356)      (1,893)
Other, net                                                     346          373
                                                       ------------  -----------

Income (loss) before income taxes                            4,468         (735)

Income tax benefit (expense)                                (1,888)         267
                                                       ------------  -----------


Net income (loss)                                      $     2,580         (468)
                                                       ============  ===========

Income (loss) per common share:
  Basic                                                $      0.22        (0.04)
  Diluted                                              $      0.21        (0.04)

Weighted average common shares outstanding - basic      11,635,327   10,998,232
Weighted average common shares outstanding - diluted    12,278,738   10,998,232